LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (this "Agreement") is entered into as of this 11th day of March, 2008, by and between BMR-6828 NANCY RIDGE DRIVE LLC, a Delaware limited liability company ("Landlord"), and CARDIOVASCULAR BIOTHERAPEUTICS, INC., a Delaware corporation ("Tenant").

RECITALS

A. WHEREAS, Landlord and Tenant entered into that certain Lease dated as of August 7, 2006 (as the same may have been amended, amended and restated, supplemented or otherwise modified from time to time, the "Lease"), whereby Tenant leases certain premises (the "Premises") from Landlord at 6828 Nancy Ridge Drive in San Diego, California (the "Building"); and

B. WHEREAS, Landlord and Tenant desire to terminate the Lease in accordance with the following provisions.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Termination Date. The termination date of the Lease shall be March 14, 2008 (the "Termination Date"), subject to the performance by the parties of the provisions hereof.

2. Termination Consideration. In consideration for the termination of the Lease, and in full satisfaction of all outstanding obligations of Landlord and Tenant under the Lease, except for those provisions that, by their express terms, survive the expiration or earlier termination thereof, Landlord shall retain Tenant's Security Deposit in the amount of Fifty Seven Thousand Eight Hundred Four and 84/100 Dollars ($57,804.84).

3. Termination of Lease. The parties hereby terminate the Lease as of the Termination Date, and on the Termination Date the Lease shall be fully and finally surrendered and terminated and shall no longer be of any force or effect, except for those provisions that, by their express terms, survive the expiration or earlier termination thereof.

4. Release of Liability. Conditioned on the performance by the parties of the provisions of this Agreement, Landlord and Tenant fully and unconditionally release, cancel, annul, rescind, discharge, disclaim, waive and release any and all rights and benefits it may have under the Lease arising from and after the Termination Date, except for those provisions that, by their express terms, survive the expiration or earlier termination thereof. Furthermore, effective as of the Termination Date Landlord and Tenant discharge and release each other and their agents, contractors, officers, directors and employees from any actions, causes of action, claims and demands, costs, loss of services, and expenses and compensation, know and unknown, related in any way to their respective rights and obligations under the Lease as of the Termination Date. Landlord and Tenant each represent to the other that they have not sold,

Approved by: BMR Legal

assigned or otherwise transferred any of the claims or liabilities released by this Agreement. Each party agrees that all rights under Civil Code § 1542 and under any other applicable, similar law are expressly waived. Civil Code § 1542 reads as follows:

> A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Landlord and Tenant expressly acknowledge and agree that the foregoing release does not extend to (x) those provisions of the Lease that expressly survive expiration or termination thereof, or (y) the obligations expressly set forth in Section 6 hereof.

5. Quitclaim. To the extent, if any, that the Lease gives Tenant any right, title or interest in or to the Premises, effective as of the Termination Date, Tenant does hereby remise, release and quitclaim to Landlord such right, title or interest in or to the Premises and shall execute and deliver to Landlord any documentation reasonably requested by Landlord to effect or document such remise, release and quitclaim.

6. Condition of Premises. On or before the Termination Date, Tenant shall surrender the Premises to Landlord in the condition required by the Lease upon termination, including, but not limited to, Section 18.2 of the Lease and Section 39 of the Lease. On or before the Termination Date, Tenant shall provide Landlord with (a) a Facility Decommissioning and Hazardous Materials Closure Plan pertaining to the Premises ("Exit Survey"), in form reasonably acceptable to Landlord and Tenant, (b) a certification from Tenant that during the term of the Lease Tenant did not handle, use, store, or dispose of any Hazardous Materials at the Premises, and (c) written evidence of all appropriate governmental releases obtained by Tenant in accordance with applicable laws, including, without limitation, laws pertaining to the surrender of the Premises. In addition, Tenant agrees to remain responsible after the Termination Date for any Hazardous Materials that Tenant brought onto or disposed from the Premises during the term of the Lease.

7. Representation of Parties. Each party represents that it has not made any assignment, sublease, transfer, conveyance or other disposition of the Lease or any interest therein, nor made or entered into any agreement that would result in any mechanic's lien or other claim, demand, obligation, liability, action or cause of action arising from or with respect to the Lease or the Premises.

8. Miscellaneous.

a. Voluntary Agreement. The parties have read this Agreement and the mutual releases contained in it, and have freely and voluntarily entered into this Agreement.

b. Attorneys' Fees. If either party commences an action against the other party arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the losing party reasonable attorneys' fees and costs of suit.

c. Successors. This Agreement shall be binding on and inure to the benefit of the parties and their successors and assigns.

d. Counterparts. This Agreement may be executed in one or more counterparts that, when taken together, shall constitute one original.

e. Defined Terms. Capitalized terms not otherwise defined herein shall have the meanings given them in the Lease.

f. Amendment. This Agreement may only be amended or modified by written agreement between the parties.

g. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed in the State of California.

h. Conflict. In the event of any conflict or discrepancy between the Lease and/or any other document between the parties and the provisions of this Agreement, then the provisions of this Agreement shall control.

i. Entire Agreement. This Agreement sets forth the entire understanding of the parties relating to the transaction it contemplates, and supersedes all prior understandings, whether written or oral. There are no obligations, commitments, representations or warranties relating to them except those expressly set forth in this Agreement.

j. Confidentiality. The terms of this Agreement shall be confidential, and each party agrees not to disclose the terms to any other person or entity, unless such terms are required to be disclosed pursuant to applicable laws or accounting practices.

k. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their successors, assigns, parents, subsidiaries, divisions and affiliates.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day hereinabove first written.

LANDLORD:

BMR-6828 NANCY RIDGE DRIVE LLC,
a Delaware limited liability company

By: ______________________
Name: Gary A. Kreitzer
Its: Executive V.P.

TENANT:

CARDIOVASCULAR BIOTHERAPEUTICS, INC.,
a Delaware corporation

By: ______________________
Name: Mickael A. Flaa
Its: CFO